Exhibit 10.10

Government Procurement Contract of Guangxi Zhuang Autonomous Region

Contract Name: Procurement Contract for the Cloud Platform Construction Project of the Department of Commerce of Guangxi

Contract No.: GXZC2015-G3-0320-NNHD

Procurement Unit (Party A): Department of Commerce of Guangxi Zhuang Autonomous Region

Supplier (Party B): Zhuhai PowerBridge Technology Co., Ltd

Place of Signature: Department of Commerce of Guangxi Zhuang Autonomous Region

Date of Signature: September 25, 2015

Remark for the Use of the Contract: In accordance with regulations in the Procurement Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant laws and rules, and on the basis of clauses in the procurement document in the public tender and the bid document and commitments of the bid winner, both parties agree to sign the Contract with below terms and conditions.

Government Procurement Contract of Guangxi Zhuang Autonomous Region

Contract No.: GXZC2015-G3-0320-NNHD

Procurement Unit (Party A) Department of Commerce of Guangxi Zhuang Autonomous Region Procurement Plan Number: 201507210017

Supplier (Party B): Zhuhai PowerBridge Technology Co., Ltd

Tender Name and No.: Procurement Project for the Cloud Platform Construction Project of the Department of Commerce of Guangxi

Place of Signature: Department of Commerce of Guangxi Zhuang Autonomous Region Date of Signature: September 25, 2015

In accordance with regulations in the Procurement Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant laws and rules, and on the basis of clauses in the procurement document in the tender and the bid document and commitments of the bid winner, both parties agree to sign the Contract with below terms and conditions.

Article I. Subject Matter of the Contract

1. Project list

No.	Name	Service item requirements (or technical parameter demands)	Quantity	Unit	Unit price (Yuan)	Amount (Yuan)
6
2.	Refer to the Bid Quotation Schedule for details.

Total amount in RMB: Three Million Three Hundred and Sixty-nine Thousand Two Hundred Yuan in Total (¥3,369,200.00)

2. The total contract amount includes the price of service achievements [(refer to Bid Quotation List for details), and all expenses incurred for realizing the service achievement, including expenses in connection with spare parts, dedicated tools, installation, commissioning, tests, technical training, technical materials and so forth]. The contract price shall be constant in the performance period of the Contract. In case the tender document and bid document have any other regulations, such regulations shall prevail.

Article II: Quality Assurance

The quality of achievements, quantity and technical parameters of the services provided by Party B must be consistent with requirements in the tender and bid documents and commitments of Party B. The products provided by Party B must be new and unused original products. Under the normal using and maintenance conditions, various quality indicators of products in the service life should reach the corresponding quality requirements. Products involving with energy saving and environmental protection must be those listed into the government procurement list.

Article III: Guarantee of Rights

Party B guarantees that the use of the service achievement (or any part therein) provided by it will not infringe the patent, trademark, copyright, industrial design right or any other rights of any third parties.

Party B shall provide Party A with relevant technical materials about the use of the service achievement within the time specified in the tender documents.

Without the prior written consent of Party A, Party B shall not provide clauses, specification, plan, drawings, samples or materials of the Contract or in connection with the Contract provided by Party A to any person irrelevant with the performance of the Contract. In the event of disclosure made to personnel in connection the performance of the Contract, Party B shall still fulfill the confidentiality obligation and limit such disclosure within the necessity for the performance of the Contract.

Party B guarantees that the ownership of the service achievement delivered is completely owned by Party B, which does not have any defects in property rights like mortgage, pledge or seizure. Any property right defects in the service achievement delivered by Party B would be deemed as breach of contract of Party B. Such breaching behavior would be treatment according to provisions in Article XII of the Contract. If the defect in property rights is discovered after the total contract amount has been paid off, however, Party B shall be liable for all losses of Party A arising from such defect, as well as the payment of the liquidated damage.

Article IV: Delivery and Acceptance Check

1. Project Construction Period: complete the installation, commissioning and running within 90 days from the effective date of the Contract.

Place of Delivery: place designated by the purchaser.

2. In the event that Party B provides any service achievement failing to meet requirements in the tender/bid documents and provisions in the Contract, Party A shall have the right to reject such services and software.

3. Party B shall provide services to Party A in accordance with the service response terms promised in the bid documents. Meanwhile, Party B shall deliver the packing list, user manual, ex-factory quality certificate, warranty card from original manufacturer, random data, tools, spare parts, and so forth of the product to Party A. Any missing materials or parts should be replenished in time. Otherwise, Party B would be deemed as overdue delivery and shall assume the corresponding liabilities for breach of contract.

4. Party B shall conduct a comprehensive inspection and sorting for the service achievement submitted and make a list for deliverables, which would be taken as the basis of technical conditions for the acceptance check and use of Party A. The list should be submitted to Party A along with the service achievement.

5. After Party B submits the service achievement at the designated place (commissioning is completed), Party A shall organize the acceptance check within 15 working days according to the tender documents and Party B's bid document. Failure in organizing the acceptance within the specified period should be deemed as acceptance of Party A. After the successful acceptance check, both parties shall sign acceptance certificate for the service achievement, which shall be stamped with the official seal of the procurement unit. The acceptance certificate should be made in duplicate and each party shall keep one copy.

6. In the event that the procurement unit engages any procurement agency to organize the acceptance check, the time of acceptance check of such agency shall not be taken as the time of acceptance check of Party A, and the time of acceptance check of Party A would be postponed accordingly. The acceptance check results should be subject to the conclusion in the acceptance report of the Project. In case any behavior in breach of contract of Party B is discovered in the process of the acceptance check, Party A could temporarily suspend the fund settlement. After the breaching issues have been resolved, Party A could start the fund settlement procedure.

7. If Party A has any objections in the process of acceptance check, it shall put forward such objections to Party B in writing within five working days after the acceptance check, and Party B shall promptly resolve them within 7 days after receiving such written notice.

Article V: Training

1. Party A shall provide necessary training conditions (such as site, power supply, water etc.).

2. Party B shall provide free training services to Party A. Training Date and Place: arrange training program according to the promised date and place.

Article VI: After-sales service, Quality Warranty Period

1. Warranty period for services provided by Party B: sub-item requirements, if any, will prevail; in the absence of any sub-item requirements, Party B shall implement “three-guarantee” according to the national standard (commencing from the successful acceptance date of the service achievement). Party B shall also provide after-sales services according to the tender/bid documents and Letter of Commitments for Technical Services, Training and After-sales Services attached to the Contract.

2. Other specific agreed matters like service commitments, after-sales service, responsibilities in warranty period and so forth provided by Party B. (Refer to schedule to the Contract)

3. Party B shall a special person to take charge of liaison with Party A about issues about after-sales services. The after-sales service hotline is: .

Article VII: Payment Term

1. In case the quantity of the service achievement purchased is not in consistent with the actual quantity used, Party B shall provide the service achievement according to the actual use quantity of the service achievement. The final settlement amount should be calculated at the actual use quantity multiplied with the transaction unit price.

2. Fund nature: fiscal fund.

3. Payment Term: pay 50% of amount for software part after the signature of the Contract (In capital: RMB Two Hundred and Ninety Thousand Two Hundred Yuan in Total; ¥290,200.00 ), pay 45% of the amount for software after the on-line operation (In capital: RMB Two Hundred and Sixty-one Thousand One Hundred and Eighty Yuan in Total; ¥261180.00 ) pay 5% of the amount for software after acceptance of the project upon the completion of the implementation (in capital: RMB Twenty-nine Thousand and Twenty Yuan in Total; ¥29020.00 ); pay 90% of the amount for hardware after the delivery checking(in capital: RMB Two Million Five Hundred and Nine Thousand Nine Hundred and Twenty Yuan in Total; ¥2,509,920.00), pay 10% of the payment for hardware after the acceptance for the installation and installation (in capital: RMB Two Hundred and Eighty-eight Thousand Eight Hundred and Eighty Yuan in Total; ¥278880.00). Party B shall issue an invoice to Party A within three working days before the receiving of each payment. Otherwise, Party A has the right to refuse the payment.

Article VIII: Quality Guarantee Deposit (negotiate separately between both parties in signing the Contract)

Party B shall, within five working days after the successful acceptance of the service achievement, submit the quality guarantee deposit with the amount of RMB Thirty Thousand Yuan in Total to Party A via bank transfer. The quality guarantee deposit would be refunded to Party A without any interest within five working days upon the maturity of the warranty period.

Article IX: Taxes

All taxes and fees in connection with the performance of the Contract shall be borne by Party B.

Article X: Quality Assurance and After-sales Services about the Service Achievement

1. Party B shall, in accordance with the service contents, quantity and service item requirements (technical parameter demands) and other quality requirements specified in the tender documents, provide service achievement without any defects. The warranty period of the service achievement supplied by Party B should commence from the acceptance date of the service achievement delivered on time (specific warranty period should refer to the requirements of the sub-tender in the Procurement Demands of the Tender Project). In case of any fault in the warranty period caused by quality defect of the service achievement, Party B shall be responsible for handling all issues incurred in the service and undertake all relevant expenses. In case of failure in reaching such requirements, both parties shall negotiate with each other according to the actual situations and handle according to below methods:

(1) Replace: Party B shall bear all expenses incurred;

(2) Handle at depreciated value: both parties shall negotiate to determine the price.

(3) Reject the service achievement: Party B shall refund the contract price paid by Party A and bear all direct expenses in connection with the service achievement (transportation expenses, insurance expense, inspection expenses, interest of payment for goods, banking service charges and so forth).

2. In the event of any problem discovered in the project service process, Party B shall arrive at the site Party A to resolve the issue within 2 hours upon receiving notice from Party A.

3. In the warranty period, Party B shall be responsible for handling all quality and safety issues of the service achievement, and undertake all relevant expenses.

4. The free warranty period for the above-mentioned service achievement is 1 year. The warranty period shall be calculated from the date of acceptance of Party A. Faults incurred due to human factors are not within the scope of free warranty services. Service achievement exceeding the warranty period could enjoy lifetime maintenance services. Party B shall only charge the maintenance service at cost.

Article XI: Commissioning and Acceptance of Service Achievement

1. Party A shall arrange preliminary acceptance check at the site for the service achievement supplied by Party B according to the technical specifications on the tender documents and the relevant national quality standards. If the appearance and specifications meet the technical requirements in the tender documents, Party A shall sign for the receipt of the services and software. Otherwise, Party A will reject the services and software. Party A shall conduct the acceptance check within the 15 working days after the completion of the installation and commissioning of the service achievement.

2. Before delivery of the service achievement, Party B shall conduct a comprehensive inspection for the service achievement, and sort the acceptance documents and make a list for deliverables, which would be taken as the technical condition basis for the acceptance check and use of Party A. The inspection results should be submitted to Party A along with the service achievement.

3. When Party A performs commissioning for the service achievement supplied by Party B before using, Party B shall take charge of installing the software and training operation personnel of Party A. Moreover, Party B shall assist Party A in the commissioning process. Party A would only initiate the final acceptance check after the services and software have conformed to the technical requirements.

4. For service achievement with complicated technology, Party A shall engage a professional test agency recognized by the Country to participate in the preliminary acceptance check and final acceptance check. The test agency shall issue quality test reports.

5. At the time of acceptance check, Party B shall present at the site. Acceptance check result report should be prepared upon the completion of the acceptance check. Party B shall be responsible for the acceptance check expenses.

Article XII: Liabilities for Breach of Contract

1. In case Party B fails to deliver the product, Party B shall pay a liquidated damage at the amount of 5% of the total contract price.

2. In case the quality of the service achievement, quantity and service item requirements (demands about technical parameters) delivered by Party B fail to meet the quality requirements, Party B shall replace them in time (within 24 hours). Failure in replacement would be punished as overdue delivery. In the event that Party B reject the services and software due to quality defects or Party A agrees to accept them with defects due to demands under special situations, Party B shall pay liquidated damage at the amount of 5% of the payment for goods in default and compensate the economic loss of Party A.

3. In case of any disputes or litigation arising from infringement of the service achievement provided by Party B against the legal rights of any third party, Party B shall take charge of settling the dispute or defending the litigation and bear all liabilities incurred. Moreover, both parties shall also implement according to provisions in first clause of Article XII.

4. In the event that Party A delays the receiving of the service achievement without any reasons or Party B delays the delivery of the software, the breaching party shall pay liquidated damage at the amount equivalent with 3%of the payment in default for each day delayed. However, the accumulative amount of the liquidated damage should be no more than 5% of the payment in default. In case the delay is more than 7 days, the non-breaching party has the right to terminate the Contract, and the breaching party shall be liable for all economic loss suffered by the nonconforming part. In the event that Party A delays the payment for the goods, Party A shall pay liquidated damage at the amount equivalent with 0.5% of the amount of the delayed payment for each day delayed. However, the total amount of the liquidated damage should be no more than 5% of the amount of the delayed payment.

5. If Party B fails to provide after-sales services according to the service commitments stipulated in the Contract and the tender documents, Party B shall pay liquidated damage at the amount equivalent with 5% of the total contract amount.

6. In the warranty period of the service achievement provided by Party B, Party B shall be responsible for solving relevant problems arising from defects in the design, development, technologies or material or any other quality reasons of the service achievement, which shall be treated as non-conformance of quality, and the corresponding expense would be directly deducted from the quality guarantee deposit. In case the quality guarantee deposit is insufficient for the deduction, Party B shall pay the balance.

7. If the product still fails to reach the quality standard agreed in the Contract after two time of repairs of Party B, Party A has the right to reject the product. In such cases, Party B shall refund the payment for the product in full and accept the punishment stipulated in first clause in Article XII of the Contract. Moreover, Party B is liable for all losses suffered by Party A.

8. In case of any other behaviors in breach of contract, the breaching party shall pay liquidated damage at the amount of 5% of the payment for goods in default, and compensate economic loss suffered by the non-breaching party.

Article XIII. Handling of Force Majeure

1. In the term of the Contract, the performance period could be postponed if either party fails to perform the Contract due to the occurrence of any force majeure event. The period postponed should be same with the influencing period of the force majeure event.

2. After the occurrence of such event, the affecting party shall inform the other party immediately, and send certificate issued by relevant authorities.

3. If the force majeure event continues for more than 120 days, both parties shall make decision about whether to continue performing the Contract through friendly negotiation.

Article XIV: Dispute Settlement

1. In case of any dispute over the quality of the service achievement, both parties shall invite a quality test agency recognized by the Country to appraise the quality of the service achievement. Party A shall bear the appraisal expense if the service achievement conforms to the standard, and Party B shall bear the appraisal expense if the service achievement fails to conform to the standard.

2. Any disputes arising from or in connection with the Contract shall be first settled by both parties through friendly negotiation. In case negotiation fails, either party could submit the dispute to the People’s Court at the place of Party A for judgment.

3. In the period of litigation, both parties shall continue performing the Contract.

Article XV: Effectiveness of Contract and Miscellaneous

1. The Contract shall become effective after the signature of the legal representatives or authorized representatives and official seals of both parties.

2. In the performance process of the Contract, all amendments or supplements involving with the procurement fund or procurement contents should be submitted to the Government Procurement Supervision and Management Office of the Department of Finance of Guangxi District for examination and approval. Moreover, both parties shall submit the written agreement to the Government Procurement Supervision and Management Office of the Department of Finance of Guangxi District for filing. After the above procedure, the agreement signed by both parties would become an integral part of the Contract.

3. Any unmentioned affairs of the Contract should be implemented according relevant clauses in the Contract Law.

Article XVI: Change, Termination and Transfer of the Contract

1. Unless otherwise regulated in Article L of the Procurement Law of the People’s Republic of China, after the signature of the Contract, neither party shall change, termination or cancel the Contract without the consent of the other party.

2. Party B shall not transfer any obligations under the Contract to any other parties without the consent of Party A.

Article XVII: Basis for the Signature of the Contract

1. Government Procurement Tender Documents;

2. Bid document submitted by Party B;

3. Letter of commitments in bid;

4. Letter of Acceptance.

Article XVIII: This contract shall be made out in five copies, all of which shall have the same legal effect. Government Procurement Supervision and Management Office of the Department of Finance of Guangxi District shall keep one copy (Nanning Huadong Tender Co., Ltd would receive the copy on behalf of the office). Nanning Huadong Tender Co., Ltd shall keep two copies and Party A and Party shall keep one copy each (the number of copies of the Contract could be increased according to the actual demands).

The Contract shall be effective upon the signatures or seals of both parties. The purchaser or the procurement agency shall submit a copy of the Contract to the Government Procurement Supervision and Management Office of the Department of Finance of Guangxi District for filing.

Party A (Seal): Date: September 25,2015	Party B (Seal): Zhuhai PowerBridge Technology Co., Ltd Date: September 25,2015

Company Address:	Company Address: Floor D-1, Southern Software Park, No. 1, Software Park Road, Tangjiawan Town, Zhuhai

Legal Representative:	Legal Representative: Ban Lor

Authorized Representative:	Authorized Representative: Su Shiquan

Telephone:	Telephone:0756-3395667

E-mail:	E-mail:Karllai@foxmail.com

Bank Name:	Bank Name: Bank of Communications Zhuhai Branch Xiangzhou Sub-branch

Account No.:	Account No.:444000091018000745538

Zip Code:	Zip Code:519000

Schedules to the Contract

1、Specific matters promised by the supplier: Refer to Schedule 3 (Bid Statement) for details.

2. Specific issues about after-sales services: Refer to Schedule 6 (Letter of Commitments for After-sales Services) for details.

3. Other specific issues: Refer to Schedule 1 (Purchasing Demand Form for the Tender Project)

Party A (Procurement Unit) (Seal): Date: September 25,2015	Party B (Supplier) (Seal): Date: September 25,2015

Note: Additional page could be attached if the space is not sufficient to fill all information about the after-sales services.